Exhibit 99.1
LCA-Vision Grows Revenues 43% as Market Share Expands to an Estimated 11.9%
Procedure Volume Increases 41% and Same Store Revenues Rise 34%
Cincinnati, February 22, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced fourth quarter and full-year financial and operational results for the period ended December 31, 2005.
Fourth Quarter Highlights
▪	Revenues grew 43% to approximately $46.8 million from approximately $32.7 million.

▪	Procedure volume rose 41% to 34,225 from 24,224.

▪	Pre-tax income increased 58% to $10.3 million from $6.5 million.

▪	Market share expanded to an estimated 11.9% of all U.S. refractive procedures performed.

▪	Same-store revenues in the U.S. were up 34% at LasikPlus vision centers open at least 12 months.

▪	Earnings per share increased 30% to $0.30 from $0.23.

▪	Successfully opened four new LasikPlus vision centers in Portland, Oregon; Pittsburgh, Pennsylvania; Albuquerque, New Mexico; and Birmingham, Alabama.
Full-Year Highlights
▪	Revenues grew 51% to approximately $192.4 million from approximately $127.1 million.

▪	Procedure volume rose 48% to 142,000 from 95,835.

▪	Pre-tax income doubled to approximately $52.8 million from approximately $26.4 million.

▪	Reported earnings per share of $1.47.

▪	Successfully opened 10 new LasikPlus vision centers — all in new markets.

▪	Increased the quarterly dividend by 50% to $0.12 per share from $0.08 per share.
Craig Joffe, LCA-Vision’s Chief Operating Officer, who has been appointed Interim Chief Executive Officer effective March 1, 2006, commented, “I am pleased to report another strong quarter and full fiscal year of exceptional financial and operational performance. We continued to improve upon our industry-leading performance metrics. Based on industry sources, we believe that our market share grew to an estimated 12% in 2005’s fourth quarter from 8% in 2004’s fourth quarter. Along with our commitment to provide our patients advanced technology, experience, and exceptional quality of care at an affordable value price, we continue to produce industry-leading growth in revenues and profits.”
“We successfully opened 10 new vision centers throughout the year, and now have a total of 50 LasikPlus vision centers located in 25 states and 37 markets, reaching approximately 40% of the United States population. Consumer demand for the laser vision correction procedure at our LasikPlus vision centers continues to grow strongly. The vision centers we opened in the first half of 2005 reached profitability ahead of our six-month target, and we believe those opened in the latter part of the year are quickly ramping to profitability. In addition, over the past four quarters, our same-store revenue growth averaged 42%. As we move into 2006 and beyond, we remain focused on strategically expanding the LasikPlus footprint throughout the United States, while continuing to capture market share in our existing locations. We expect to open 10 to 12 vision centers in 2006. The timing of the vision center openings is expected to be spread throughout the year, and consistent with previous disclosure, we will announce the locations of the centers prior to their openings.”
Revenues & Operating Income
Revenues grew 43% to approximately $46.8 million in 2005’s fourth quarter from approximately $32.7 million in 2004’s fourth quarter, and procedure volume increased 41% to 34,225 from 24,224. Fourth quarter 2005 operating income increased 53% to approximately $8.6 million from approximately $5.6 million in the fourth quarter of 2004, and operating margins increased to 18.4% from 17.2%.
For the full-year of 2005, revenues grew 51% to approximately $192.4 million from approximately $127.1 million in 2004, and procedure volume increased 48% to 142,000 from 95,835. Full-year 2005 operating income increased 102% to approximately $48.9 million from approximately $24.2 million in 2004, and operating margins increased to 25.4% from 19.0%.
Net Income & Earnings Per Share
Fourth quarter 2005 net income increased 35% to approximately $6.6 million from approximately $4.9 million in the fourth quarter of 2004. Fourth quarter 2005 earnings per diluted share increased 30% to $0.30 from $0.23 in the fourth quarter of 2004.
For the full year of 2005, net income was approximately $31.7 million, or $1.47 per diluted share, compared with approximately $32.0 million, or $1.54 per diluted share for the full-year of 2004. Included in 2004’s full-year financial results was the reversal and usage of the valuation allowance against deferred tax assets of approximately $16.4 million related to federal and state net operating loss carryforwards generated in prior years. Excluding the change in the valuation allowance against deferred tax assets, full-year 2005 net income increased 103% to $31.7 million from $15.6 million, and earnings per diluted share grew approximately 96% to $1.47 from $0.75. Management believes that excluding the change and usage of the valuation allowance against deferred tax assets is a meaningful disclosure as it allows for year-over-year comparisons of financial results on a consistent basis, and is more reflective of the operating results of the business.
Strong Balance Sheet
Cash provided by operations for the full year of 2005 grew over 38% to approximately $42.6 million from approximately $30.8 million in 2004. Cash and cash equivalents increased to approximately $111.0 million as of December 31, 2005 from approximately $109.6 million as of September 30, 2005, and approximately $86.6 million as of December 31, 2004.
Board of Directors Approve Dividend Payment
LCA-Vision’s Board of Directors approved a dividend of $0.12 per share, payable as of March 14, 2006 to shareholders of record as of March 7, 2006.
Share Repurchase
In May 2005, LCA-Vision announced that it had been authorized by its board of directors to purchase up to 1,000,000 shares of its common stock. Through December 31, 2005, the company had repurchased 50,000 shares of common stock.
Outlook
LCA-Vision currently expects earnings per diluted share for the full-year of 2006 to be in the range of $1.65 to $1.75. The company is also reaffirming its previously provided guidance of 30% to 40% revenue growth for the full-year of 2006. Guidance reflects an effective tax rate of approximately 40% to 41% for all periods, and also includes the expected full-year impact of approximately $0.18 to $0.20 per diluted share for the expensing of stock options and other share-based compensation that will occur beginning in the first quarter of 2006.
Conference Call & Webcast
A conference call and webcast will be held today, Wednesday, February 22, 2006 at 10:00 a.m. (ET). To access the call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 478 52 01. The webcast and presentation will be available at the investor relations section of LCA-Vision’s website.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2006, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning global and local economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; adverse financial consequences in connection with the expensing of stock options or other equity-based compensation; operational and management instability; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 50 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-VISION INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues — Laser refractive surgery	$46,785	$32,716	$192,397	$127,122

Operating costs and expenses
Medical professional and license fees	8,158	6,185	35,051	24,275
Direct costs of services	14,979	10,336	54,952	40,842
General and administrative expenses	4,150	3,465	14,021	10,292
Marketing and advertising	9,015	5,288	31,813	20,468
Depreciation and amortization	1,857	1,812	7,636	7,045

Operating income	8,626	5,630	48,924	24,200

Equity in earnings from unconsolidated businesses	83	85	328	369
Minority equity interest	(2)	(89)	(417)	(544)
Interest expense	(32)	(12)	(104)	(24)
Investment income	1,581	634	4,033	2,161
Other income	20	237	20	238

Income before taxes on income	10,276	6,485	52,784	26,400

Income tax expense (benefit)	3,708	1,629	21,131	(5,629)

Net income	$6,568	$4,856	$31,653	$32,029

Income per common share
Basic	$0.32	$0.24	$1.54	$1.59
Diluted	$0.30	$0.23	$1.47	$1.54

Weighted average shares outstanding
Basic	20,717	20,191	20,500	20,099
Diluted	21,596	20,995	21,492	20,814

LCA-VISION INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	At December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$111,031	$86,588
Accounts receivable, net of allowance for doubtful accounts of $2,641 and $2,260	10,520	8,395
Receivables from vendors	3,207	1,077
Prepaid expenses, inventory and other	4,031	2,420
Income taxes receivable	2,875	267
Deferred tax assets	3,542	6,015

Total current assets	135,206	104,762

Property and equipment	63,026	50,374
Accumulated depreciation and amortization	(38,342)	(31,743)

Property and equipment, net	24,684	18,631

Accounts receivable, net of allowance for doubtful accounts of $504 and $605	1,132	1,171
Deferred compensation plan assets	2,569	1,187
Investment in unconsolidated businesses	158	168
Deferred tax assets	2,064	2,593
Other assets	1,039	1,065

Total assets	$166,852	$129,577

Liabilities and stockholders’ investment
Current liabilities
Accounts payable	$3,800	$4,964
Accrued liabilities and other	8,910	7,574
Debt maturing in one year	2,122	542

Total current liabilities	14,832	13,080

Capital lease obligaions	1,434	376
Deferred compensation liability	2,569	1,215
Insurance reserve	3,840	2,568
Minority equity interest	41	501

Stockholders’ investment
Common stock ($.001 par value; 24,368,992 and 23,767,353 shares and 20,768,198 and 20,216,559 shares issued and outstanding, respectively)	24	24
Contributed capital	145,262	134,708
Common stock in treasury, at cost (3,600,794 shares and 3,550,794 shares)	(17,671)	(15,462)
Retained earnings (deficit)	16,514	(7,732)
Accumulated other comprehensive income (loss)	7	299

Total stockholders’ investment	144,136	111,837

Total Liabilities and Stockholders’ Investment	$166,852	$129,577

LCA-VISION INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)

	Years Ended December 31,
	2005	2004
Cash flow from operating activities:
Net income	$31,653	$32,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,636	7,045
Provision for loss on doubtful accounts	280	969
Gain on disposal of assets	(20)	—
Deferred income taxes	3,002	(8,608)
Deferred tax benefit on disqualified stock options	5,670	1,311
Deferred compensation	1,354	758
Insurance reserve	1,272	1,605

Distribution from minority equity investees	1,215	586
Changes in working capital:
Accounts receivables	(2,331)	(6,531)
Receivables from vendors	(2,130)	(275)
Prepaid expenses, inventory and other	(1,544)	(998)
Income taxes receivable	(2,608)	(267)
Accounts payable	(1,723)	81
Income taxes payable	(254)	16
Accrued liabilities and other	1,131	3,041

Net cash provided by operating activities	42,603	30,762

Cash flow from investing activities:
Purchase of property and equipment	(10,748)	(7,213)
Proceeds from sale of property and equipment	20	—
Equity in earnings from unconsolidated businesses	(328)	(369)
Deferred compensation plan	(1,382)	(726)
Other, net	150	(108)

Net cash (used in) investing activities	(12,288)	(8,416)

Cash flow from financing activities:
Principal payments of capital lease obligations	(1,140)	(176)
Shares repurchased for treasury stock	(2,209)	—
Exercise of stock options and warrants	4,884	2,202
Dividends paid to stockholders	(7,407)	(2,692)

Net cash (used in) financing activities	(5,872)	(666)

Increase in cash and cash equivalents	24,443	21,680

Cash and cash equivalents at beginning of year	86,588	64,908

Cash and cash equivalents at end of year	$111,031	$86,588